EXHIBIT 4.2
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                   AMLI RESIDENTIAL PROPERTIES TRUST

                        ARTICLES SUPPLEMENTARY

              SERIES D CUMULATIVE CONVERTIBLE REDEEMABLE
                PREFERRED SHARES OF BENEFICIAL INTEREST
                      (Par Value $0.01 Per Share)

     AMLI Residential Properties Trust, a Maryland real estate investment trust (hereinafter called the "Company"), hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:

     FIRST: The Board of Trustees of the Company has classified and designated 1,000,000 unissued preferred shares of beneficial interest, par value $0.01 per share, of the Company as Series D Cumulative Convertible Redeemable Preferred Shares ("Series D Preferred Shares"), with the preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption thereof as follows, which upon any restatement of the Company's Declaration of Trust (the "Declaration of Trust") shall be made part of Article 2 thereof, with any necessary or appropriate changes to the enumeration or lettering of sections or subsections hereof:

     SECTION 1. NUMBER OF SHARES AND DESIGNATION. The Series D Preferred Shares shall be designated as "Series D Cumulative Convertible Redeemable Preferred Shares" and the authorized number of Series D Preferred Shares constituting such series shall be 1,000,000, which number may be decreased from time to time by the Board pursuant to Section 7 upon reacquisition thereof in any manner, or by retirement thereof.

     SECTION 2. DEFINITIONS. For purposes of the Series D Preferred Shares, the following terms shall have the meanings indicated:

     "Acquired Shares" shall have the meaning set forth in
Section 8(d)(iv).

     "Affiliate" shall mean, with respect to any Person, a Person which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

     "Base Amount" shall mean an amount equal to $25.00 per share.

     "Base Common Share Distribution" shall have the meaning set forth in paragraph (a) of Section 10.

     "Board" shall mean the Board of Trustees of the Company or any committee authorized by such Board of Trustees to perform any of its responsibilities with respect to the Series D Preferred Shares.

     "Business Day" shall mean any day other than a Saturday, Sunday or a day on which day state or federally chartered banking institutions in Chicago, Illinois are not required to be open.

     "Call Date" shall have the meaning set forth in Section 5(b).

     "Change of Control" shall have the meaning set forth in Section 6(b).

     "Common Shares" shall mean the common shares of beneficial interest, par value $0.01 per share, of the Company.



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     "Conversion Price" shall mean the conversion price per Common Share for which each Series D Preferred Share is convertible, as such Conversion Price may be adjusted pursuant to Section 8(d). The initial Conversion Price shall be $27.75 (equivalent to an initial conversion ratio of 0.9009 of one Common Share for each Series D Preferred Share).

     "Covenant Failure" shall have the meaning set forth in Section 13(a).

     "Current Market Price" of publicly traded Common Shares or any other class or series of beneficial interest or other security of the Company or of any similar security of any other issuer for any day shall mean the closing price, regular way on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices regular way on such day, in either case as reported on the principal national securities exchange on which such securities are listed or admitted for trading, or, if such security is not quoted on any national securities exchange, on the National Market of the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") or, if such security is not quoted on the NASDAQ National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day are not reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any New York Stock Exchange or National Association of Securities Dealers, Inc. member firm regularly making a market in such security selected for such purpose by the Chief Executive Officer of the Company or the Board or if any class or series of securities is not publicly traded, the fair value of the shares of such class or series as determined reasonably and in good faith by the Board.

     "Distribution Payment Date" shall mean, with respect to any Distribution Period, (a) the date that cash distributions are made on the Common Shares with respect to such Distribution Period or (b) if such distributions have not been paid on the Common Shares by 9:00 a.m., New York City time, on the sixtieth day from and including the last day of such Distribution Period, then on such day; provided, further, that if any Distribution Payment Date falls on any day other than a Business Day, the distribution payment payable on such Distribution Payment Date shall be paid on the Business Day immediately following such Distribution Payment Date.

     "Distribution Periods" shall mean the Initial Distribution Period and each subsequent quarterly distribution period commencing on and including January 1, April 1, July 1, and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period, other than the Distribution Period during which any Series D Preferred Share is redeemed pursuant to Section 5, which shall end on and include the Call Date with respect to the Series D Preferred Shares being redeemed.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Expiration Time" shall have the meaning set forth in
Section 8(d)(iv).

     "Fair Market Value" shall mean the average of the daily Current
Market Prices of a Common Share during the twenty (20) consecutive Trading Days immediately preceding the fifth Business Day prior to the earlier of the day in question and the day before the "ex" date with respect to the issuance or distribution requiring such computation. The term "ex' date," when used with respect to any issuance or distribution, means the first day on which Common Shares trade regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.



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     "Initial Distribution Period" shall mean the period commencing on and including the Initial Issue Date and ending on and including December 31, 2001.

     "Initial Issue Date" shall mean the date on which the first Series D Preferred Shares are issued.

     "Interest" shall have the meaning set forth in Section 3(b).

     "Investor" shall mean The Equitable Life Assurance Society of the United States and one or more other investors identified by the Company and reasonably acceptable to Lend Lease Capital Markets, Inc.

     "Issue Date" shall mean the date on which the Company shall initially issue any Series D Preferred Share, regardless of the number of times transfer of such Series D Preferred Share shall be made on the stock records maintained by or for the Company and regardless of the number of certificates which may be issued to evidence such Series D Preferred Share (whether by reason of transfer of such Series D Preferred Share or for any other reason).

     "Junior Shares" shall have the meaning set forth in Section 9(c).

     "Junior Units" shall have the meaning set forth in the Operating Partnership Agreement.

     "Liquidation Preference" shall have the meaning set forth in
Section 4(a).

     "Operating Partnership" shall mean Amli Residential Properties, L.P., a Delaware limited partnership.

     "Operating Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of February 15, 1994, as amended from time to time.

     "Parity Shares" shall have the meaning set forth in Section 9(b).

     "Parity Units" shall have the meaning set forth in the Operating Partnership Agreement.

     "Person" shall mean any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity.

     "Preferred Dividend" shall have the meaning set forth in
Section 3(a).

     "Preferred Trustee" shall have the meaning set forth in Section 6(b).

     "Property Distribution" shall have the meaning set forth in paragraph (iii) of Section 8(d).

     "Redemption Premium" shall have the meaning set forth in
Section 4(b).

     "REIT" shall mean real estate investment trust.

     "REIT Termination Event" shall mean any event or occurrence which causes the Company to fail to continue to be taxed as a real estate investment trust (a "REIT") pursuant to Sections 856 through 860 of the Internal Revenue Code, as amended.



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     "Senior Shares" shall have the meaning set forth in Section 9(a).

     "Senior Units" shall have the meaning set forth in the Operating Partnership Agreement.

     "Set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of distributions by the Board, the allocation of funds to be so paid on any series or class of beneficial interest of the Company; provided, however, that if any funds for any class or series of Junior Shares or any class or series of Parity Shares are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the Series D Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

     "Trading Day" shall mean, with respect to any securities, any day on which such securities are traded on the principal national securities exchange on which such securities are listed or admitted for trading or, if such securities are not listed or admitted for trading on any national securities exchange, the NASDAQ National Market or, if such securities are not listed or admitted for trading on the NASDAQ National Market, any Business Day.

     "Transaction" shall have the meaning set forth in Section 8(e).

     "Transfer Agent" means such transfer agent as may be designated by the Board or its designee as the transfer agent for the Series D Preferred Shares; provided that, if the Company has not designated a transfer agent, then the Company shall act as the transfer agent for the Series D Preferred Shares.

     SECTION 3.  DISTRIBUTIONS.

     (a) The holders of Series D Preferred Shares shall be entitled to receive, when, as and if authorized and declared by the Board out of funds legally available for that purpose, cumulative quarterly distributions payable in cash in an amount per share equal to the greater of (i) the base distribution of $0.540625 per quarter, subject to possible adjustment as provided in Section 13 (the "Preferred Dividend") or (ii) the cash distributions declared on the number of Common Shares, or portion thereof, into which a Series D Preferred Share would then be convertible. The amount referred to in clause (ii) of this paragraph (a) with respect to each succeeding Distribution Period shall be determined as of the applicable Distribution Payment Date by multiplying the number of Common Shares, or portion thereof calculated to the fourth decimal point, into which a Series D Preferred Share is convertible at the opening of business on such Distribution Payment Date (based on the Conversion Price then in effect) by the aggregate cash distributions payable or paid for such Distribution Period in respect of a Common Share outstanding as of the record date for the distributions payable on the Common Shares for such Distribution Period. If (A) the Company pays a cash distribution on the Common Shares after the Distribution Payment Date for the corresponding Distribution Period and (B) the distribution on the Series D Preferred Shares for such Distribution Period calculated pursuant to clause (ii) of this paragraph (a), taking into account the Common Share distribution referenced in clause (A), exceeds the distribution previously declared on the Series D Preferred Shares for such Distribution Period, the Company shall pay an additional distribution to the holders of the Series D Preferred Shares on the date that the Common Share distribution referenced


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in clause (A) is paid, in an amount equal to the difference between the distribution calculated pursuant to clause (B) and the distributions previously declared on the Series D Preferred Shares with respect to such Distribution Period. Such distributions shall be cumulative from each Issue Date, whether or not in any Distribution Period or Periods such distributions are declared or there are funds of the Company legally available for the payment of such distributions, and shall be payable quarterly in arrears on the Distribution Payment Dates, commencing on the first Distribution Payment Date after each Issue Date. Each such distribution shall be payable in arrears to the holders of record of the Series D Preferred Shares, as they appear on the share records of the Company at the close of business on such record date as is fixed by the Board which shall be not more than sixty (60) calendar days prior to the corresponding Distribution Payment Date and, within such sixty (60) calendar day period, shall be the same date as the record date for the regular quarterly distribution payable on the Common Shares for such Distribution Period (or, if there is no such record date for the Common Shares, then such date as the Board may fix within such sixty (60) calendar day period). Accumulated, accrued and unpaid distributions for any past Distribution Periods may be authorized or declared and paid at any time, without reference to any regular Distribution Payment Date, to holders of record on such record date as may be fixed by the Board which shall be not more than forty-five (45) calendar days prior to the corresponding payment date. Any dividend payment made on the Series D Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to the Series D Preferred Shares that remains payable.

     (b) In the case of any Series D Preferred Share the Issue Date of which is a date other than the first day of a Distribution Period, or any other period shorter than a full Distribution Period, the amount of distributions payable per such Series D Preferred Share with respect to such partial Distribution Period shall be computed ratably on the basis of a 360-day year of twelve (12), thirty (30) day months. Except as provided in the immediately following sentence, holders of Series D Preferred Shares shall not be entitled to any distributions, whether payable in cash, property or shares, in excess of cumulative distributions as herein provided on the Series D Preferred Shares. In the event that a distribution on the Series D Preferred Shares is not made on the Distribution Payment Date on which such distribution is payable, the unpaid distribution shall accrue interest, compounded quarterly, at a rate equal to 8.65% per annum (9.65% per annum during the applicable time period in the event that the Preferred Dividend has been increased pursuant to
Section 13) (the "Interest") until such distribution is paid.

     (c) So long as any of the Series D Preferred Shares is outstanding, except as described in the immediately following sentence, (i) the Company shall not declare, pay or set apart for payment any distributions (other than distributions paid in, or options, warrants or rights to subscribe for or purchase, Junior Shares or Parity Shares) nor declare or make any other distribution of cash or other property, directly or indirectly, with respect to any class or series of Parity Shares, (ii) the Company shall not redeem, purchase or otherwise acquire any Parity Shares for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any Parity Shares) directly or indirectly by the Company (except by conversion into or exchange for Parity Shares), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of Parity Shares in respect thereof directly or indirectly by the Company, (iii) the Company shall not authorize, take or cause or permit to be taken or caused any action in its capacity as general partner of the Operating Partnership, that will result in (A) the declaration or payment by the Operating Partnership of any distributions (other than distributions paid in, or options, warrants or rights to subscribe for or purchase Junior Units or Parity Units) with respect to any class or series of Parity Units or (B) the redemption or purchase (directly or indirectly, including without limitation, through any


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subsidiaries of the Operating Partnership), or the setting aside of any funds or other assets for the redemption or purchase of any Parity Units (except for the exchange or conversions of partnership interests in the Operating Partnership into Common Shares as permitted under the Operating Partnership Agreement, or the payment of cash by the Operating Partnership upon the exercise by any partner of the Operating Partnership of a right to convert an interest in the Operating Partnership into shares of the Company, or by conversion into or exchange for Junior Shares or Parity Shares), unless in each case (X) all distributions (including all accumulated, accrued and unpaid distributions) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods with respect to the Series D Preferred Shares and all past distribution periods with respect to any Parity Shares and (Y) a sum sufficient for the payment thereof has been or contemporaneously is paid or set apart for payment of the full distribution for the current Distribution Period with respect to the Series D Preferred Shares and the current distribution period with respect to any Parity Shares. When distributions are not paid in full or a sum sufficient for such payment is not set apart for payment as provided above, all distributions declared on the Series D Preferred Shares and all distributions declared on any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Series D Preferred Shares and on such Parity Shares.

     (d)   So long as any of the Series D Preferred Shares is outstanding,
(i) the Company shall not declare, pay or set apart for payment any distributions (other than distributions paid in, or options, warrants or rights to subscribe for or purchase, Junior Shares) nor declare or make any other distribution of cash or other property, directly or indirectly, with respect to any class or series of Junior Shares, (ii) the Company shall not redeem, purchase or otherwise acquire any Junior Shares (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Company or any subsidiary) for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any Junior Shares) directly or indirectly by the Company (except by conversion into or exchange for Junior Shares), nor shall any other cash or other property otherwise be paid or distributed to or for the benefit of any holder of Junior Shares in respect thereof directly or indirectly by the Company, (iii) the Company shall not authorize, take or cause or permit to be taken or caused any action in its capacity as general partner of the Operating Partnership, that will result in (A) the declaration or payment by the Operating Partnership of any distributions (other than distributions paid in, or options, warrants or rights to subscribe for or purchase Junior Units) with respect to any class or series of Junior Units or (B) the redemption or purchase (directly or indirectly, including without limitation, through any subsidiaries of the Operating Partnership), or the setting aside of any funds or other assets for the redemption or purchase of any Junior Units (except for the exchange or conversions of partnership interests in the Operating Partnership into Common Shares as permitted under the Operating Partnership Agreement, or the payment of cash by the Operating Partnership upon the exercise by any partner of the Operating Partnership of a right to convert an interest in the Operating Partnership into shares of the Company, or by conversion into or exchange for Junior Shares), unless in each case (X) all distributions (including all accumulated, accrued and unpaid distributions) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Distribution Periods with respect to the Series D Preferred Shares and all past distribution periods with respect to any Parity Shares and (Y) a sum sufficient for the payment thereof has been or contemporaneously is paid or set apart for payment of the full distribution for the current Distribution Period with respect to the Series D Preferred Shares and the current distribution period with respect to any Parity Shares.



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     SECTION 4.  LIQUIDATION PREFERENCE.

     (a) Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of Series D Preferred Shares shall be entitled to receive a liquidation preference (the "Liquidation Preference") in an amount equal to the greater of (i) the Base Amount plus cumulative unpaid distributions which were earned but not declared, including Interest, if applicable, plus a Redemption Premium (as defined below), if applicable, and (ii) the amount that would be received if the Series D Preferred Shares were converted into Common Shares immediately prior to liquidation. Until the holders of the Series D Preferred Shares have been paid the Liquidation Preference in full, plus an amount equal to all declared distributions accumulated, accrued and unpaid thereon, plus Interest, to the date of final distribution to such holders, no payment may be made to any holder of Junior Shares upon any liquidation, dissolution or winding up of the Company. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or the proceeds thereof, distributable among the holders of Series D Preferred Shares are insufficient to pay in full such preferential amount and liquidating payments on any other class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series D Preferred Shares and any such other Parity Shares ratably in proportion to the respective amounts which would be payable on such Series D Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full.

     (b) If the Liquidation Preference is payable prior to the second anniversary of the Issue Date, the redemption premium (the "Redemption Premium") that shall be included in the Liquidation Preference shall equal 2% of the Base Amount. If the Liquidation Preference is payable on or after the second anniversary of the Issue Date and prior to the fifth anniversary of the Issue Date, the Redemption Premium that shall be included in the Liquidation Preference shall equal 1% of the Base Amount. No Redemption Premium shall be included in a Liquidation Preference payable on or after the fifth anniversary of the Issue Date.

     (c) Upon any liquidation, dissolution or winding up of the Company, after payment has been made in full to the holders of Series D Preferred Shares and any Parity Shares as provided in this Section 4, any other series or class of Junior Shares shall, subject to the respective terms thereof, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series D Preferred Shares and any Parity Shares shall not be entitled to share therein.

     (d) For purposes of this Section 4, (i) a consolidation or merger of the Company with or into one or more corporations, (ii) a sale or transfer of all or substantially all of the Company's assets or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.



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     SECTION 5.  REDEMPTION AT THE OPTION OF THE COMPANY.

     (a) Series D Preferred Shares shall not be redeemable by the Company prior to the fifth anniversary of the Issue Date. On or after the fifth anniversary of the Issue Date, the Company may redeem all, but not less than all, of the outstanding Series D Preferred Shares at any time in the manner provided in this Section 5. The redemption price, in such case, shall be equal to the Liquidation Preference as of the Call Date (as defined below) pertaining to the Series D Preferred Shares being redeemed. The Series D Preferred Shares shall be redeemed in whole by the Company on the last Trading Day of August, 2051. The redemption price, in such case, shall be payable, at the option of the Company, either: (i) in cash in an amount equal to the aggregate Conversion Price (as in effect at the time) of the Series D Preferred Shares; or (ii) by issuance of that number of fully paid and non-assessable Common Shares equal to the quotient obtained by dividing (A) the aggregate Base Amount of the Series D Preferred Shares (plus an amount equal to all unpaid distributions which were earned but not declared) by (B) the Conversion Price (as in effect at the time).

     (b) Series D Preferred Shares shall be redeemed by the Company on the date specified in the notice to holders required under Section 5(d) (the "Call Date"). The Call Date shall be selected by the Company, shall be specified in the notice of redemption and shall be not less than thirty
(30) days nor more than sixty (60) days after the date notice of redemption is sent by the Company.

     (c) Unless all distributions (including all accumulated, accrued and unpaid distributions) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past and current Distribution Periods with respect to the Series D Preferred Shares and all past and current distribution periods with respect to any Parity Shares, no Series D Preferred Share may be redeemed unless all outstanding Series D Preferred Shares are simultaneously redeemed and neither the Company nor any affiliate of the Company may redeem, purchase or acquire Series D Preferred Shares or Parity Shares, except pursuant to a purchase or exchange offer made on substantially equivalent terms to all holders of Series D Preferred Shares.

     (d)   If the Company redeems Series D Preferred Shares pursuant to
Section 5(a), notice of such redemption shall be given to each holder of record of shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as it appears on the share records of the Company. Neither the failure to mail any notice required by this paragraph (d), nor any defect therein or in the mailing thereof to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to any other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such notice shall state, as appropriate: (i) the Call Date; (ii) the number of Series D Preferred Shares to be redeemed; (iii) the place or places at which certificates representing such shares are to be surrendered; (iv) the redemption price; and (v) the then-current Conversion Price. If the Company has mailed notice of the redemption of Series D Preferred Shares as provided above, then from and after the Call Date (unless the Company fails to make available to the holders of Series D Preferred Shares on the Call Date the amount of cash or the number of Common Shares, as applicable, necessary to effect such redemption), (A) except as otherwise provided herein, distributions shall cease to accumulate or accrue on the shares called for redemption (except that, in the case of a Call Date which falls


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after a distribution record date and prior to the related Distribution
Payment Date, holders of Series D Preferred Shares on the distribution record date shall be entitled on such Distribution Payment Date to receive the distribution payable on such shares), (B) such shares shall no longer be deemed to be outstanding and (C) all rights of the holders thereof as holders of Series D Preferred Shares shall cease (except the rights to convert (within the time period set forth in Section 8(a)) and to receive the redemption price, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any distributions payable thereon). The Company's obligation to make available the redemption price in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Company: (1) deposits with a bank or trust company that has, or is an Affiliate of a bank or trust company that has, capital and surplus of at least $50,000,000, such amount of cash as is necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the shares called for redemption; and (2) provides notice of such arrangements to the holders of Series D Preferred Shares at least seven (7) Business Days prior to the Call Date. No interest shall accrue for the benefit of the holders of Series D Preferred Shares to be redeemed on any cash so set aside by the Company. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Call Date shall revert to the general funds of the Company, and the holders of Series D Preferred Shares so called for redemption shall look only to the general funds of the Company for the payment of such cash.

     As promptly as practicable after the surrender in accordance with such notice of the certificates representing any Series D Preferred Shares to be redeemed (properly endorsed or assigned for transfer, if the Company so requires and the notice so states), and in any event no later than two
(2) Business Days following the later of (i) the date on which the Series D Preferred Shares are surrendered or, (ii) the Call Date, such certificates shall be exchanged for the redemption price (without interest thereon) for which such shares have been redeemed in accordance with such notice.

     SECTION 6.  REDEMPTION AT THE OPTION OF THE HOLDERS.

     (a) In the event the Company experiences a Change of Control (as defined in Section 6(b)), the holders of the Series D Preferred Shares shall have the option, upon written notice to the Company within thirty
(30) calendar days of such Change of Control, to require the Company to redeem all, but not part, of the Series D Preferred Shares at a price equal to the Liquidation Preference as determined as of the date of the Change of Control.

     (b) The term "Change of Control" means each occurrence of any of the following: (i) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) (other than the Investor, Gregory T. Mutz, UICI, a Texas corporation, Amli Realty Co., a Delaware corporation, Ronald L. Jensen, or any of their respective Affiliates) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such Person shall be deemed to have beneficial ownership of all shares which any such Person has the right to acquire, whether such right is exercisable immediately or only after passage of time) of (A) the Company's outstanding shares of beneficial interest with voting power, excluding the Company's outstanding shares with


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contingent voting rights (unless the holders of such shares were entitled to vote to elect trustees immediately prior to the acquisition of beneficial ownership), to cast more than 30% of the votes entitled to be cast to elect trustees, but only if such acquisition is not assented to by the Board, or more than 30% of the aggregate Fair Market Value of the Company's outstanding shares of beneficial interest, but only if such acquisition is not assented to by the Board, or (B) the Company's outstanding shares of beneficial interest with voting power, excluding the Company's outstanding shares with contingent voting rights (unless the holders of such shares were entitled to vote to elect trustees immediately prior to the acquisition of beneficial ownership), to cast more than 51% of the votes entitled to be cast to elect trustees of the Company or more than 51% of the aggregate Fair Market Value of the Company's outstanding shares of beneficial interest; (ii) other than with respect to the election, resignation or replacement of any trustee designated, appointed or elected by the holders of the Series D Preferred Shares (each a "Preferred Trustee"), during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of two-thirds of the trustees of the Company (excluding Preferred Trustees) then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; (iii) the failure of the Company to qualify as a REIT; (iv) the Company conveying, transferring or leasing all or substantially all of its assets (including, but not limited to, real property investments) to any Person; or (v) (A) the Company consolidating with or merging into another entity or (B) any entity consolidating with or merging into the Company, which in either event (A) or (B) is pursuant to a transaction in which the holders of a majority of the Company's outstanding shares of beneficial interest with voting power, excluding the Company's outstanding shares with contingent voting rights (unless the holders of such shares were entitled to vote on such consolidation or merger immediately prior to the acquisition of beneficial ownership), immediately prior to such transaction beneficially own less than a majority of the surviving entity's outstanding shares of beneficial interest with voting power, excluding the surviving entity's outstanding shares with contingent voting rights, immediately after such transaction.

     (c) As promptly as practicable after the surrender of the certificates representing any Series D Preferred Shares to be redeemed pursuant to this Section 6 (properly endorsed and assigned for transfer), and in any event no later than two (2) Business Days following the later of
(i) the date on which the Series D Preferred Shares are surrendered and
(ii) the date of the Change in Control, such certificates shall be exchanged for the cash (without interest thereon) for which such shares have been redeemed.

     SECTION 7. STATUS OF REACQUIRED SHARES. All Series D Preferred Shares which are issued and reacquired in any manner by the Company (including Series D Preferred Shares which are surrendered for conversion into Common Shares) shall be returned to the status of authorized but unissued shares of beneficial interest of the Company, without designation as to class or series.

     SECTION 8. CONVERSION. Holders of Series D Preferred Shares shall have the right to convert all or a portion of such shares into Common Shares, as follows:

     (a)   Subject to and upon compliance with the provisions of this
Section 8, a holder of Series D Preferred Shares shall have the right, at any time, and from time to time, to convert all or any portion of such shares (unless previously redeemed) into the number of fully paid and non-assessable shares of Common Shares obtained by dividing the aggregate Base Amount of such shares (plus an amount equal to all unpaid distributions which were earned but not declared) by the Conversion Price as in effect at the time and on the date provided for in the last paragraph of paragraph
(b) of this Section 8 by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this
Section 8; provided, however, that the right to convert shares called for redemption pursuant to Section 5 shall terminate at the close of business on the fifth Business Day prior to the Call Date fixed for such redemption, unless the Company shall default in making payment of the cash payable upon such redemption under Section 5.

     (b) In order to exercise the conversion right, the holder of each Series D Preferred Share to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Company or in blank, at the office of the Transfer Agent, accompanied by written notice to the Company that such holder elects to convert such Series D Preferred Shares. Unless the Common Shares issuable on conversion are to be issued in the same name as the name in which such Series D Preferred Share is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Company demonstrating that such taxes have been paid).

     Holders of Series D Preferred Shares at the close of business on a distribution payment record date shall be entitled to receive the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the conversion thereof following such distribution payment record date and prior to such Distribution Payment Date. Except as provided above, the Company shall make no payment or allowance for unpaid distributions, whether or not in arrears, on converted shares or for distributions on the Common Shares issued upon such conversion.

     As promptly as practicable after the surrender of certificates representing Series D Preferred Shares as provided above, the Company shall issue and deliver at such office to such holder, or send on such holder's written order, a certificate or certificates for the number of full Common Shares issuable upon conversion of such Series D Preferred Shares in accordance with the provisions of this Section 8, and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in Section 8(c).

     Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series D Preferred Shares have been surrendered and such notice has been received by the Company as provided above, and the Person or Persons in whose name or names any certificate or certificates for Common Shares are issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Conversion Price in effect at such time on such date unless the share transfer books of the Company are closed on such date, in which event such Person or Persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares were surrendered and such notice was received by the Company. If the distribution payment record dates for the Series D Preferred Shares and Common Shares do not coincide, and the preceding sentence does not operate to ensure that a holder of Series D Preferred Shares whose shares are converted into Common Shares does not receive distributions on both the Series D Preferred Shares and the Common Shares into which such shares are converted for the same Distribution Period, then notwithstanding anything herein to the contrary, it is the intent, and the Transfer Agent is authorized to ensure, that no conversion after the earlier of such record dates will be accepted until after the later of such record dates.

     (c) No fractional Common Share or scrip representing fractions of a Common Share shall be issued upon conversion of Series D Preferred Shares. Instead of any fractional interest in a Common Share which would otherwise be deliverable upon conversion of a share of Series D Preferred Shares, the Company shall pay to the holder of such share an amount in cash based upon the Current Market Price of the Common Shares on the Trading Day immediately preceding the date of conversion. If more than one share is surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series D Preferred Shares so surrendered.

     (d) The Conversion Price shall be adjusted from time to time as follows:

     (i) If the Company after the Initial Issue Date (A) makes a distribution on any of its shares of beneficial interest in Common Shares,
(B) subdivides its outstanding Common Shares into a greater number of shares, (C) combines its outstanding Common Shares into a smaller number of shares or (D) issues any shares by reclassification of its outstanding Common Shares, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of holders of beneficial interest entitled to receive such distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series D Preferred Share thereafter surrendered for conversion shall be entitled to receive the number of Common Shares (or fraction of a Common Share) which such holder would have owned or been entitled to receive after the happening of any of the events described above if such Series D Preferred Share had been converted immediately prior to the record date in the case of a distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this paragraph (i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in Section 8(h)) in the case of a distribution or shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

     (ii) If the Company after the Initial Issue Date issues rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within forty-five (45) calendar days after the record date described below) to subscribe for or purchase Common Shares at a price per share less than 95% (100% if a stand-by underwriter is used which charges the Company a commission) of the Fair Market Value per Common Share on the record date for the determination of holders of beneficial interest entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying
(A) the Conversion Price in effect immediately prior to the opening of business on the day following such record date by (B) a fraction, the numerator of which shall be the sum of (1) the number of Common Shares outstanding on the close of business on such record date and (2) the number of shares which could be purchased at 95% (100% if a stand-by underwriter is used which charges the Company a commission) of such Fair Market Value from the aggregate proceeds to the Company from the exercise of such rights, options or warrants for Common Shares, and the denominator of which shall be the sum of (3) the number of Common Shares outstanding on the close of business on such record date and (4) the number of additional Common Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in Section 8(h)). In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than 95% (100% if a stand-by underwriter is used which charges the Company a commission) of such Fair Market Value, there shall be taken into account any consideration received by the Company upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined in good faith by the Board.

     (iii) If the Company after the Initial Issue Date makes a distribution on its Common Shares other than in cash or Common Shares (including any distribution in securities (other than rights, options or warrants referred to in paragraph (ii) of Section 8(d)) (each of the foregoing being referred to herein as a "Property Distribution"), then the Conversion Price in effect at the opening of business on the day next following the record date for determination of holders of beneficial interest entitled to receive such Property Distribution shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the opening of business on the day following the record date by (B) a fraction, the numerator of which shall be the difference between (1) the number of Common Shares outstanding on the close of business on the record date and (2) the number of shares determined by dividing (x) the aggregate value of the property being distributed by
(y) the Fair Market Value per Common Share on the record date, and the denominator of which shall be the number of Common Shares outstanding on the close of business on the record date. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided below). The value of the property being distributed shall be determined in good faith by the Board; provided, however, that, if the property being distributed is a publicly traded security, its value shall be calculated in accordance with the procedure for calculating the Fair Market Value of a Common Share (calculated for a period of five (5) consecutive Trading Days commencing on the twentieth Trading Day after the Property Distribution). Neither the issuance by the Company of rights, options or warrants to subscribe for or purchase securities of the Company nor the exercise thereof shall be deemed a Property Distribution under this paragraph (iii).

     (iv) If the Company after the Initial Issue Date acquires, pursuant to an issuer or self tender offer, all or any portion of the outstanding Common Shares and such tender offer involves the payment of consideration per Common Share having a fair market value (as determined in good faith by the Board), at the last time (the "Expiration Time") tenders may be made pursuant to such offer, which exceeds the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, then the Conversion Price in effect on the opening of business on the Trading Day next succeeding the Expiration Time shall be adjusted to equal the price determined by multiplying (A) the Conversion Price in effect immediately prior to the Expiration Time by (B) a fraction, the numerator of which shall be (1) the number of Common Shares outstanding (including the shares acquired in the tender offer (the "Acquired Shares")) immediately prior to the Expiration Time, multiplied by (2) the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time, and the denominator of which shall be the sum of (3) the fair market value (determined as provided above) of the aggregate consideration paid to acquire the Acquired Shares and (4) the product of (x) the number of Common Shares outstanding (less any Acquired Shares) at the Expiration Time, multiplied by (y) the Current Market Price per Common Share on the Trading Day next succeeding the Expiration Time.

     (v) No adjustment to the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this paragraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this Section 8 (other than this paragraph (v)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. Notwithstanding any other provisions of this Section 8, the Company shall not be required to make any adjustment to the Conversion Price for the issuance of (A) any Common Shares pursuant to any plan providing for the reinvestment of distributions or interest payable on securities of the Company and the investment of optional amounts in Common Shares under such plan or (B) any options, rights or Common Shares pursuant to any share option, share purchase or other share-based plan maintained by the Company. All calculations under this Section 8 shall be made to the nearest cent (with $0.005 and above being rounded upward) or to the nearest one-tenth of a share (with 0.05 of a share being rounded upward), as the case may be. Anything in this Section 8(d) to the contrary notwithstanding, the Company shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this Section 8(d), as it in its discretion determines to be advisable in order that any share distributions, subdivision of shares, reclassification or combination of shares, distribution of rights or warrants to purchase shares or securities, or a distribution of other assets (other than cash distributions) hereafter made by the Company to its holders of beneficial interest are not taxable, or if that is not possible, to diminish any income taxes which are otherwise payable because of such event.

     (e) If the Company is a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, issuer or self tender offer for at least 30% of the Common Shares outstanding, a sale of all or substantially all of the Company's assets or a recapitalization of the Common Shares, but excluding any transaction as to which paragraph (i) of Section 8(d) applies) (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which Common Shares are converted into the right to receive shares, securities or other property (including cash or any combination thereof), each share of Series D Preferred Shares which is not converted into the right to receive shares, securities or other property in connection with such Transaction shall thereupon be convertible into the kind and amount of shares, securities and other property (including cash or any combination thereof) receivable upon such consummation by a holder of that number of Common Shares into which one share of Series D Preferred Shares was convertible immediately prior to such Transaction (without giving effect to any Conversion Price adjustment pursuant to paragraph (iv) of Section 8(d)). The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section 8(e), and it shall not consent or agree to the occurrence of any Transaction until the Company has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series D Preferred Shares which contains provisions enabling the holders of the Series D Preferred Shares which remain outstanding after such Transaction to convert into the consideration received by holders of Common Shares at the Conversion Price in effect immediately prior to such Transaction. The provisions of this Section 8(e) shall similarly apply to successive Transactions.

     (f)   If:

     (i) the Company declares a distribution on the Common Shares (other than cash distributions); or

     (ii) the Company authorizes the granting to all holders of Common Shares of rights or warrants to subscribe for or purchase any shares of any class or series or any other rights or warrants; or

     (iii) there is any reclassification of the outstanding Common Shares or any consolidation or merger to which the Company is a party and for which approval of any holders of beneficial interest of the Company is required, or a statutory share exchange, or an issuer or self tender offer for at least 30% of the outstanding Common Shares (or an amendment thereto changing the maximum number of shares sought or the amount or type of consideration being offered therefor has been adopted), or the sale or transfer of all or substantially all of the assets of the Company as an entirety; or

     (iv) there occurs the voluntary or involuntary liquidation, dissolution or winding up of the Company, then the Company shall cause to be filed with the Transfer Agent and shall cause to be mailed to each holder of Series D Preferred Shares at such holder's address as shown on the share records of the Company, as promptly as possible but at least ten (10) Business Days prior to the applicable date specified in (A), (B) or (C) below, a notice stating (A) the record date for the payment of such distribution or rights or warrants, or, if a record date is not established, the date as of which the holders of Common Shares of record to be entitled to such distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up or (C) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 8.

     (g) Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly file with the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Price to each holder of Series D Preferred Shares at such holder's last address as shown on the share records of the Company.

     (h) In any case in which Section 8(d) provides that an adjustment shall become effective on the day next following the record date for an event, the Company may defer until the occurrence of such event (i) issuing to the holder of any Series D Preferred Share converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder any amount of cash in lieu of any fraction pursuant to Section 8(c).

     (i) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of beneficial interest of the Company in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 8. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one paragraph of this Section 8, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

     (j) If the Company takes any action affecting the Common Shares, other than action described in this Section 8, which in the opinion of the Board would materially and adversely affect the conversion rights of the holders of Series D Preferred Shares, the Conversion Price for the Series D Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time as the Board, in its sole discretion, may determine to be equitable under the circumstances.

     (k) The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Shares solely for the purpose of effecting conversion of the Series D Preferred Shares, the full number of Common Shares deliverable upon conversion of all outstanding Series D Preferred Shares not theretofore converted into Common Shares. For purposes of this Section 8(k), the number of Common Shares which are deliverable upon conversion of all outstanding Series D Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder (and without regard to the Ownership Limit set forth in the Declaration of Trust).

     The Company covenants that any Common Share issued upon conversion of the Series D Preferred Shares shall be validly issued, fully paid and nonassessable.

     The Company shall use its best efforts to list the Common Shares required to be delivered upon conversion of the Series D Preferred Shares, prior to such delivery, on each national securities exchange, if any, on which the outstanding Common Shares are listed at the time of such delivery.

     (l) The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issuance or delivery of Common Shares or other securities or property on conversion or redemption of Series D Preferred Shares pursuant hereto; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of Common Shares or other securities or property in a name other than that of the holder of the Series D Preferred Shares to be converted or redeemed, and no such issuance or delivery shall be made unless and until the Person requesting such issuance or delivery has paid to the Company the amount of any such tax or established, to the reasonable satisfaction of the Company, that such tax has been paid.

     (m) In addition to any other adjustment required hereby, to the extent permitted by law, the Company from time to time may decrease the Conversion Price by any amount, permanently or for a period of at least twenty (20) Business Days, if the decrease is irrevocable during the period.

     (n)   Notwithstanding anything to the contrary contained in this
Section 8, conversion of Series D Preferred Shares pursuant to this
Section 8 shall be permitted only to the extent that such conversion would not result in a violation of the Ownership Limit (as defined in the Declaration of Trust), after taking into account any waiver of such limitation granted to any holder of Series D Preferred Shares.

     SECTION 9. RANKING. Any class or series of shares of the Company shall be deemed to rank:

     (a) senior to the Series D Preferred Shares, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series are entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series D Preferred Shares ("Senior Shares");

     (b) on a parity with the Series D Preferred Shares, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per share thereof are different from those of the Series D Preferred Shares, if the holders of such class or series and the Series D Preferred Shares are entitled to the receipt of distributions and amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per share or liquidation preferences, without preference or priority one over the other ("Parity Shares"); and

     (c) junior to the Series D Preferred Shares, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series is Common Shares or if the holders of Series D Preferred Shares are entitled to the receipt of distributions or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or series ("Junior Shares").

The Series D Preferred Shares (i) are Parity Shares with respect to the Series B Cumulative Convertible Redeemable Preferred Shares of the Company,
(ii) are Junior Shares with respect to the Series A Cumulative Convertible Preferred Shares of the Company, (iii) must be at least on parity with any future preferred shares of the Company, and (iv) are Senior Shares with respect to the Common Shares.

     SECTION 10.  VOTING.

     (a) If and whenever (i) four quarterly distributions (whether or not consecutive) payable on the Series D Preferred Shares are in arrears (which shall, with respect to any such quarterly distribution, mean that any such distribution has not been paid in full), whether or not earned or declared, (ii) for four consecutive quarterly Distribution Periods, the Company fails to pay distributions on the Common Shares in an amount per share at least equal to $0.418 per share per quarter (subject to adjustment consistent with any adjustment of the Conversion Price pursuant to
Section 8(d)) (the "Base Common Share Distribution") or (iii) the Company fails to satisfy the test set forth in Section 13(a), then the number of trustees then constituting the Board shall be increased by two (or by three if the number of trustees then constituting the Board is ten or more (without including any trustees elected pursuant to this Section 10(a)) and the holders of Series D Preferred Shares, together with the holders of every other series or class of Parity Shares (with any other such series, the "Voting Preferred Shares"), voting as a single class regardless of series, shall be entitled to elect the additional trustees to serve on the Board at any annual meeting of holders of beneficial interest or a special meeting held in lieu thereof, or at a special meeting of the holders of the Series D Preferred Shares and the Voting Preferred Shares called as hereinafter provided. Whenever (A) in the case of an arrearage in distributions described in clause (i), all distributions in arrears on the Series D Preferred Shares and the Voting Preferred Shares then outstanding have been paid and a sum sufficient for the payment thereof has been set apart for payment of the distribution for the current distribution for two consecutive quarterly Distribution Periods, (B) in the case of an arrearage in distributions described in clause (ii), the Company makes a quarterly distribution payment on the Common Shares in an amount per share equal to or exceeding the Base Common Share Distribution for two consecutive quarterly Distribution Periods, or (C) in the case of a failure described in clause (iii), the Company satisfies the test set forth in Section 13(a) for two consecutive fiscal quarters, then the right of the holders of the Series D Preferred Shares and the Voting Preferred Shares to elect such additional trustees shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages), and the terms of office of all Persons elected as trustees by the holders of the Series D Preferred Shares and the Voting Preferred Shares shall forthwith terminate and the number of trustees constituting the Board shall be reduced accordingly. At any time after such voting power shall have been so vested in the holders of Series D Preferred Shares and the Voting Preferred Shares, the Secretary of the Company may, and upon the written request of any holder of Series D Preferred Shares (addressed to the Secretary at the principal office of the Company) shall, call a special meeting of the holders of the Series D Preferred Shares and the Voting Preferred Shares for the election of the two (or three if the number of trustees then constituting the Board is ten or more) trustees to be elected by them as herein provided, such call to be made by notice similar to that provided in the Bylaws of the Company for a special meeting of the holders of beneficial interest or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within twenty (20) calendar days after receipt of any such request, then any holder of Series D Preferred Shares may call such meeting, upon the notice above provided, and for that purpose shall have access to the share records of the Company. The trustees elected at such special meeting shall hold office until the next annual meeting of the holders of beneficial interest or special meeting held in lieu thereof if such office has not previously terminated as provided above. If any vacancy occurs among the trustees elected by the holders of the Series D Preferred Shares and the Voting Preferred Shares, a successor shall be elected by the Board, upon the nomination of the then-remaining director elected by the holders of the Series D Preferred Shares and the Voting Preferred Shares or the successor of such remaining director, to serve until the next annual meeting of the holders of beneficial interest or special meeting held in lieu thereof if such office has not previously terminated as provided above.

     (b) So long as any of the Series D Preferred Shares is outstanding, in addition to any other vote or consent of holders of beneficial interest required by law or by the Declaration of Trust of the Company, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of the Series D Preferred Shares, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

     (i) Any amendment, alteration or repeal of any of the provisions of these Articles Supplementary, the Declaration of Trust or the By-Laws of the Company which materially and adversely affects the voting powers, rights or preferences of the holders of the Series D Preferred Shares; provided, however, that the amendment of the provisions of the Declaration of Trust so as to authorize or create, or to increase the authorized amount of, any Junior Shares or any class of Parity Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series D Preferred Shares, and provided further, that if any such amendment, alteration or repeal would materially and adversely affect any voting powers, rights or preferences of the Series D Preferred Shares or another series of Voting Preferred Shares that are not enjoyed by some or all of the other series otherwise entitled to vote in accordance herewith, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of all series similarly affected, similarly given, shall be required in lieu of the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of the Series D Preferred Shares and the Voting Preferred Shares otherwise entitled to vote in accordance herewith; or

     (ii) The authorization, reclassification or creation of, the increase in the authorized amount of, or the issuance of, any class of Senior Shares or any security convertible into any class of Senior Shares (whether or not such class of Senior Shares is currently authorized); provided, however, that no such vote of the holders of Series D Preferred Shares shall be required if at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Series D Preferred Shares at the time outstanding, if the Series D Preferred Shares are then redeemable at the option of the Company; or

     (iii) Any action by the Company in its capacity as General Partner of the Operating Partnership effecting the issuance of any class of Senior Units or any security convertible into any class of Senior Units (whether or not such class of Senior Units is currently authorized); provided, however, that no such vote of the holders of Series D Preferred Shares shall be required if at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such Senior Units is to be made, as the case may be, provision is made for the redemption of all Series D Preferred Shares at the time outstanding, if the Series D Preferred Shares are then redeemable at the option of the Company.

     For purposes of the foregoing provisions and all other voting rights under these Articles Supplementary, each Series D Preferred Share shall have one vote per share, except that when any other class or series of preferred shares of beneficial interest shall have the right to vote with the Series D Preferred Shares as a single class on any matter, then the Series D Preferred Shares and such other class or series shall have with respect to such matters one vote per $100 of stated liquidation preference.

Except as otherwise required by applicable law or as set forth herein, the Series D Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of any corporate action.

     SECTION 11. RECORD HOLDERS. The Company and the Transfer Agent may deem and treat the record holder of any Series D Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.

     SECTION 12. OWNERSHIP RESTRICTIONS. The Series D Preferred Shares shall be subject to the restrictions and limitations set forth in Section 2 of Article 3 of the Declaration of Trust, subject to waiver thereof by the Board.

     SECTION 13.  FIXED CHARGE COVERAGE.

     (a) So long as any Series D Preferred Shares are outstanding, the Company must maintain a fixed charge coverage ratio of aggregate Consolidated EBITDA to aggregate Consolidated Fixed Charges for every fiscal quarter equal to or greater than 1.625 to 1. If the Company is not in compliance with the fixed charge coverage ratio (a "Covenant Failure"), the Company shall have until the end of the next fiscal quarter to cure such Covenant Failure. If the Company does not cure such Covenant Failure by the end of such fiscal quarter, then the Preferred Dividend shall be increased by 25 basis points, and such increase shall be effective retroactively for the original fiscal quarter in which the Covenant Failure occurred and all such subsequent quarters until the last day of the calendar quarter during which the Covenant Failure shall have been cured and shall no longer be continuing, subject to reinstatement (with the cure right above being afforded) in the event of any subsequent Covenant Failure. There shall be no other remedy for a Covenant Failure.

     (b) "Consolidated EBITDA" for any period shall mean the consolidated net income of the Company (before minority interest, extraordinary items and other gains and losses) as reported in the Company's financial statements filed with the Securities and Exchange Commission increased by the sum of the following (without duplication):

     (i) all income and state franchise taxes paid or accrued according to generally accepted accounting principles ("GAAP") for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses except to the extent that such gains were not included in Consolidated EBITDA);

     (ii) all interest expense paid or accrued in accordance with GAAP for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount);

     (iii) depreciation and depletion reflected in such reported net income;

     (iv) amortization reflected in such reported net income including, without limitation, amortization of capitalized debt issuance costs (only to the extent that such amounts have not been previously included in the amount of Consolidated EBITDA pursuant to clause (ii) above), goodwill, other intangibles and management fees;

     (v) any fees (to the extent such fees were treated as expenses in the calculation of the consolidated net income of the Company) with respect to any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest hedging agreements and any currency protection agreement (including foreign exchange contracts, currency swap agreements and other currency hedging arrangements) (collectively, "Hedging Costs"); and

     (vi) any other non-cash charges or discretionary prepayment penalties, to the extent deducted from consolidated net income (including, but not limited to, income allocated to minority interests).

    (c)    "Consolidated Fixed Charges" for any period means the sum of:

     (i) all interest expense paid or accrued in accordance with GAAP for such period (including financing fees and amortization of deferred financing fees and amortization of original issue discount;

     (ii) preferred share distribution requirements for such period, whether or not declared or paid; and

     (iii) Hedging Costs.


     SECTION 14. SINKING FUND. The Series D Preferred Shares shall not be entitled to the benefit of any retirement or sinking fund.

     SECOND: The Series D Preferred Shares have been classified and designated by the Board under the authority contained in Article 2 of the Declaration of Trust.

     THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

     FOURTH: The undersigned President acknowledges these Articles Supplementary to be the act of the Company and, as to all other matters or facts required to be verified under oath, acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Company has caused these Articles
Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 29th day of October, 2001.


                                  AMLI RESIDENTIAL PROPERTIES TRUST


                                  By:  /s/ Allan J. Sweet
                                       ------------------------------
                                       Allan J. Sweet, President


ATTEST:

/s/ Fred N. Shapiro
-----------------------
Secretary